Therapeutic Solutions International Initiates 500 Volunteer COVID-19 Prevention Clinical Trial Using QuadraMune™

San Diego Top Doctor James Veltmeyer Leads Efforts to Demonstrate Efficacy of Immune Boosting Formulation in High-Risk Population

NEWS PROVIDED BY
Therapeutics Solutions International, Inc. →
Jun 08, 2020, 09:00 ET

OCEANSIDE, California, June 8, 2020 /PRNewswire/ -- Therapeutics Solutions International, Inc., (OTC Markets: TSOI) announced the initiation of a clinical trial aimed at demonstrating safety and efficacy of its immune-boosting formulation QuadraMune™.

The trial is anticipated to recruit 500 subjects at risk of SARS-CoV-2 infection, the type of coronavirus which causes COVID-19.

The new clinical trial has been granted ClinicalTrials.gov Identifier: NCT04421391 and is expected to appear on the Federal Clinical Trial registry this week.

Last week the Company announced data from a preliminary clinical trial in which four groups of eight volunteers were treated with placebo or escalating doses of QuadraMune™[1]. Elevation of innate immune response activity was observed, together with a decreased responsiveness towards inflammatory stimuli. These preliminary data were analyzed by the Company's Scientific Advisory Board, who then recommended proceeding to the larger trial.

"At Therapeutic Solutions International we believe only in hard science. As a medical doctor who is on the frontlines of the war with Coronavirus, I and my staff take QuadraMune™ daily," said James Veltmeyer, Chief Medical Officer of Therapeutic Solutions International and "Top Doctor" of San Diego in 2012, 2014, 2016, 2017, and 2019. "The laboratory and early clinical results seen with QuadraMune™ are truly inspiring. We believe the time has come to jump into a large clinical trial to generate the data necessary to truly convince our colleagues and the world of the potential efficacy of this immune-stimulatory and anti-inflammatory approach."

The clinical trial calls for the daily administration of QuadraMune™ for a period of twelve weeks. Rates of infection will be assessed compared to controls. Subjects eligible to enter the trial are high-risk individuals, which are defined as all health care workers in hospitals, clinics, and emergency rooms, and medical facilities.

"If you look historically at pandemics, almost all of them have a Second Wave, which is almost always substantially more devastating than the first. We at Therapeutic Solutions International are pleased to apply our work in the area of inflammation and immune stimulation, to attempt to add another arrow in our quiver against this invisible enemy," said Timothy Dixon, President, and CEO of Therapeutic Solutions International. "In some ways, Coronavirus is like cancer...you

want to increase activation of innate immunity and suppress inflammatory reactions simultaneously. We have been doing this research successfully using NanoStilbene™ in cancer, and now we are transposing our findings into the field of virology."

A pre-publication copy, of the submitted manuscript of the preliminary clinical trial, is available by following this link: https://therapeuticsolutionsint.com/CV/JTRM-D-20-01014.pdf.

About Therapeutic Solutions International, Inc.

Therapeutic Solutions International is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one's immune system. The Company's corporate website is at www.therapeuticsolutionsint.com and our e-commerce is at www.youcanordernow.com and for additional info on QuadraMune™ visit www.areyoucovidmune.com/covidmune/.

These statements have not been evaluated by the Food and Drug Administration. These products are not intended to diagnose, treat, cure, or prevent any disease.

[1.] https://www.biospace.com/article/releases/therapeutic-solutions-international-announces-positive-preclinical-and-clinical-evaluation-of-nutritional-supplement-quadramune-designed-to-protect-against-covid-19/

- *Company Initiates 500 Volunteer COVID-19 Prevention Clinical Trial Using QuadraMune™*

Contact:
Timothy Dixon
+1-(760)-295-7208
Therapeutic Solutions International, Inc.
ir@tsoimail.com

SOURCE Therapeutics Solutions International, Inc.

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